DATARAM

PRESS RELEASE

Dataram Contact:                  Investor Contact:
Mark Maddocks,                    Joe Zappulla
Chief Financial Officer           Wall Street Investor Relations Corp.
609-799-0071                      212-714-2445
info@dataram.com                  JZappulla@WallStreetIR.com




                   DATARAM RESTRUCTURES OPERATIONS

     o  Consolidates manufacturing operations
     o  Reduces operating costs by $7 million, annually


Princeton, NJ -- April 28, 2003 -- Dataram Corporation (NASDAQ: DRAM), a leading provider of server and workstation memory, today announced a restructuring of its operations. As part of the restructuring, the Company's subsidiary, Dataram ApS intends to close its production facility in Aarhus, Denmark and the Company will consolidate all manufacturing into its facility located in Bucks County, Pennsylvania. As a result, the Company will reduce its workforce by approximately 28% and will incur a consolidated pretax charge totaling approximately $5 million in its fiscal fourth quarter ending April 30, 2003, which consists primarily of additional depreciation of machinery and equipment, a provision for leasehold impairment, inventory reserves and severance payments. Additionally, the Company will write-off its purchased goodwill of approximately $11 million.

The Company will continue to support its customers in Europe through its distribution facility in Denmark which will include product support and design capabilities and will maintain its existing sales offices in Denmark, France, Germany and the United Kingdom. The Company expects that this initiative will reduce its operating costs, consisting primarily of manufacturing and general and administrative expenses, by approximately $7 million annually.

Robert Tarantino, Dataram's chairman and CEO, commented, "Throughout fiscal 2002 and for the first three quarters of fiscal 2003 we have generated positive cash flow from operations and paid off more than $15 million of debt. However, in light of the general economic uncertainty and with no indication of a dramatic upturn in corporate IT spending, we can no longer justify maintaining two production facilities with the associated overheads. Our production capacity in the U.S. is more than sufficient to meet current levels of demand. The U.S. operation coupled with our European distribution center can produce and deliver orders anywhere in the world, usually within 24 hours. Our customers will continue to receive the same production flexibility, timely delivery and efficient service that Dataram has perfected over its 36-year history."

Mr. Tarantino concluded, "For fiscal 2004, we will focus on our core competency of offering gigabyte class memory for high-end workstations and servers, as well as providing specialized memory products for our OEM customers. Our focus territories will be the United States, Europe and Japan. Sales in Japan and Europe continue to be in line with our expectations and U.S. sales are improving. Excluding the restructuring charges, we generated free cash flow in our fiscal fourth quarter. Looking forward, we are encouraged by current business trends and, coupled with the costs savings projected with this initiative, we expect to operate profitably in fiscal 2004."

Dataram's fiscal year ends on April 30, 2003 and the Company expects to release its financial results and conduct a conference call in early June. A press release announcing the date of the call will be issued prior to the earnings release date.


ABOUT DATARAM CORPORATION

Founded in 1967, Dataram Corporation is a leading provider of computer memory. The Company offers a specialized line of gigabyte-class memory for entry- to enterprise-level servers and workstations from Dell, HP/Compaq, IBM, SGI, Sun and Intel platforms. Additionally, the Company manufactures memory for original equipment manufacturers and channel assemblers. Further information, including the Company's recent filings with the SEC and this press release, is available on the Internet at www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.


                                     ######